Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

The Boards of Directors

NTELOS Holdings Corp. and NTELOS Inc.:

We consent to the use of our report dated March 12, 2007, with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2006 and 2005 and the related consolidated statements of operations, cash flows and stockholders’ equity for the year ended December 31, 2006 and the period January 14, 2005 (inception) through December 31, 2005 and our report dated October 6, 2005 with respect to the consolidated statements of operations, cash flows, and shareholders’ equity (deficit) of NTELOS Inc. for the period January 1, 2005 to May 1, 2005 and the year ended December 31, 2004 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

The report for NTELOS Holdings Corp. contains an additional explanatory paragraph which refers to a change in the method of accounting for share-based payment and defined benefit pension and other post retirement plans in 2006.

/s/ KPMG LLP

March 20, 2007

Richmond, Virginia